Exhibit 99.1

Plug Power

Fourth Quarter 2023 Earnings

March 1, 2024

Presenters

Andy Marsh, CEO

Paul Middleton, CFO

Meryl Fritz, Marketing and Communications Manager

Sanjay Shrestha, Chief Strategy Officer

Q&A Participants

James West – Evercore ISI

Manav Gupta – UBS

Craig Irwin – ROTH MKM

Bill Peterson – J.P. Morgan

George Gianarikas – Canaccord Genuity

Skye Landon – Redburn Atlantic

Eric Stine – Craig-Hallum

Jordan Levy – Truist Securities

Sherif Elmaghrabi – BTIG

Amit Dayal – H.C. Wainwright

Ameet Thakkar – BMO Capital Markets

Dushyant Ailani – Jefferies

Andrew Percoco – Morgan Stanley

Kashy Harrison – Piper Sandler

Operator

Hello and welcome to the Plug Power Fourth Quarter 2023 and Year End Earnings Call and Webcast. If anyone should require operator assistance, please press star, zero, on your telephone keypad. A question and answer session will follow the formal presentation. You may be placed into question queue at any time by pressing star, one, on your telephone keypad. As a reminder, this conference is being recorded.

It's now my pleasure to turn the call over to Meryl Fritz, Marketing and Communications Manager for plug power. Please go ahead, Meryl.

Meryl Fritz

Thank you. Welcome to the Plug Power Q4 Year End Earnings Call. This will include forward-looking statements. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. We intend these forward-looking statements to be covered by the Safe Harbor Provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

We believe that it's important to communicate our future expectations to investors. However, investors are cautioned not to unduly rely on forward-looking statements and such statements should not be read or understood as a guarantee of future performance or results. Such statements are based upon the current expectations, estimates, forecasts and projections, as well as the current beliefs and assumptions of management and are subject to significant risks and uncertainties that could cause actual results or performance to differ materially from those discussed as a result of various factors, including but not limited to, the risks and uncertainties discussed under Item 1A, Risk Factors in our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, and other reports we file from time to time with the Securities and Exchange Commission. These forward-looking statements speak only of day in which statements are made and we do not undertake or intend to update any forward-looking statements after this call, or as a result of new information.

At this point, I'd like to turn the call over to Plug Power's CEO Andy Marsh.

Andy Marsh

Thank you, Meryl, and thank you everyone for joining today's call. On January 24th, Paul and I provided an overview of Plug Power's results and achievements from the past year. A highlight was the launch of our Georgia plant, making us a leader in the PEM electrolyzer space, and the world's foremost producer of liquid green hydrogen. This achievement signifies a leap forward for the hydrogen industry, placing Plug Power at the vanguard green hydrogen production and challenging the status quo.

Our ambitions continue with the initiation of a joint venture with Olin at St. Gabriel, Louisiana, poised to further assert our leadership in the liquid hydrogen production world with its upcoming operation expected in the third quarter. Additionally, this securing of a $1.6 billion term sheet from the Department of Energy is a testament to our commitment to enhancing our hydrogen production capabilities across the United States. We expect conditional approval under the term sheet in the coming weeks.

Financially in the past quarter, we made important strides in improving cash management and fostering growth that bolsters cash generation, effectively addressing our going concern. We had operational successes, such as expanding our material handling footprint with giants like Walmart, Home Depot, and Amazon and pioneering with a one megawatt electrolyzer system for on-site green hydrogen generation at an Amazon facility. Our launch of innovative platforms and products including a high-power stationary fuel cell system, and 100 megawatt electrolyzer project for GALP underscores our relentless pursuit of innovation and leadership in the green energy sphere. These efforts reflect our strategic intent to augment our product suite and enlarge market footprint, cementing our role in spearheading a more sustainable energy future.

As we move into 2024, our focus sharpens on fortifying our financial foundation and sustaining continued expansion. Our resolve to propel the hydrogen economy is matched by our strategic-ship towards capitalizing on existing investment and a cautious approach to cash management, setting the stage for persistent growth and innovation. A cornerstone of this year’s strategic direction is a significant restructuring aim in unlocking $75 million in savings, demonstrate our commitment to operational excellence and fiscal discipline. Additionally, we've reevaluated our pricing to ensure it mirrors the unparalleled value of our innovative offering.

Looking ahead, investors can expect to see a marked improvement in our financial health, highlighted by improved gross margins, and reduced cash outflows, supported by a decrease in working capital. These initiatives are critical for navigating financial complexities and laying down the groundwork for continuous innovation and leadership in the renewable energy sector, promising a clear trajectory for value creation and sustainable growth in the dynamic hydrogen economy.

Now, let me turn the discussion over to Paul for financial insights.

Paul Middleton

Good morning, everybody. As I shared back in January in the business update, 2023 was another substantial year for Plug Power, and there were many positives. Focusing specifically on the 10-K filing last night, there are a few highlights I would point out. Based on our actions in the last few months, we have addressed the going concern issue. As we finalized the accounting for the fourth quarter, sales for the fourth quarter came in at $222 million, which was slightly higher than the guidance we had provided back in January.

Regarding the material weakness issues identified in our 2022 filing, based on the efforts in 2023, we have resolved the issues that were outstanding, and this reflects a substantial improvement in our key operations and processes. We have two new specific issues in '23 that relate to new business dynamics, but these are much more narrow issues, and we feel confident we can resolve these in the coming months.

There were many challenges in 2023 as well, and some of these certainly impacted our Q4 2023 results. The chaos in the hydrogen fuel market in '23 with an unprecedented number of industry fuel facility shutdowns culminated in the third quarter and has since abated, but defects continued into the fourth quarter. Our own hydrogen plant scale up effort has taken longer than planned and given our continued application growth and the new demand from these application sales, it has made the industry shortage, and the new facility delays more of a pressing issue. Doing big, new things generally often is harder than you plan. And our new product platforms like the five megawatt electrolyzer system or high power stationary have held true to this, which in turn pushed some of the sales into 2024 and has delayed some of the costs down activities associated with these new platforms.

Some of the IRA guidance on various provisions in 2023 were favorable to Plug, but a recent guidance on PTC and manufacturing credits were not as favorable as hoped. We are active in the treasury comment process and continue to advocate for final rules that will be more appropriate for the industry. And lastly, as we said last time, the overall economy and political factors like the interest rate hikes have not exactly made it easier to find that capital efficiently.

Given these factors, as we discussed in the January business update call, we've decided to make certain decisions to posture for better cash position in lieu of just revenue. As an example, instead of our normal PPA sale leaseback for which we get revenue but must restrict a lot of the cash, we held many of those programs in Q4 that were underway in lieu of completing the standard sale leaseback transaction and commenced the program under the new IRA transferability rules, which we believe will allow us to sell the ITC benefits in 2024. We've also slowed new pilot programs for new platforms given they generally consume more cash in the initial phases. These were business decisions that will guide our near term focus as well.

During the fourth quarter, we had one of our significant traditional PPA customers move to a direct sales approach, and they purchased seven sites. However, given the fuel issues previously mentioned, they pushed the deployment into '24. Also, as I mentioned, we purposely held off on traditional PPA sale leaseback transactions in the fourth quarter for other customers, which resulted in lower sales than historically. And on our one and five megawatt electrolyzer platforms, these are new designs and new offerings that have taken time to scale.

Many new programs were shipped in Q4 but just did not get to final commissioning, hence, the respective sales were pushed into '24. As a net impact from overall lower sales than originally anticipated, this resulted in lower volumes and in turn lower fixed costs absorption. This, coupled with continued new product investments and certain inventory valuation charges as we continue to shape the business model and market approach, overall resulted in lower gross margins than originally anticipated for the fourth quarter.

The inventory provision for non-cash charges, and we remain focused on how to monetize and maximize the leverage of these assets, but given the dynamics, it was prudent to record these valuation adjustments. And the last comment I would make is that given the softening of the capital markets and our stock price, it led us to do a more in depth evaluation of goodwill we had on our balance sheet. As a result, we recorded a non-cash impairment charge for goodwill of $250 million.

Turning our focus to '24, we know we must significantly improve margins and cash flow and we see this as an opportunity to reset. We are pursuing significant price increases across all offerings, equipment, service and fuel. We've implemented a reduction in workforce and a hiring freeze which will lower payroll costs. We are consolidating facilities and streamlining processes. We're reducing spend on non-personnel costs. We've invested significantly in inventory in 2023 to support the ongoing growth, and this means we have much of the material we need for '24 on hand, and so our focus now is to optimize and significantly reduce the inventory investment.

We're making certain focused commercial decisions such as pushing traditional PPA customers or direct sales models versus our past practice, where we subscribed a solution. We're managing the timing of deployments and certain new platforms with enhanced focus on cash and profitability. We'll continue the nurturing effort on these platforms but focus on escalating the cost curves before we ramp sales efforts.

Now that we've commissioned the new hydrogen facilities in Georgia and Tennessee, we will use these plants to drive margin improvement and fuel cost. Costs of these facilities is expected to be 1/3 of the market costs without any ITC or PTC benefits. And we've slowed investment in the follow-on hydrogen facilities in Texas and New York until we find the right financing solution. In 2024, we are targeting to reduce the cash burn by over 70% from 2023, with lower CapEx, a reduction in investment and working capital and improved margins. We're also targeting to leverage these improvements to achieve a positive cash flow rate in the next 12 months. Raising prices, slowing new product scaling, and pushing traditional PPA market customers to direct sales models collectively will mean a lower revenue growth rate in the near-term compared to our prior history, and we think this paradigm shift is critical and necessary given the market conditions. And equally important, it will substantially improve the foundation for which Plug will be able to grow more rapidly and profitably in the years to come.

We feel confident about these strategic decisions to adjust our near-term focus and to improve cash burn and we are seeing benefits even in the first quarter. In addition, we filed an ATM facility which can be used to address the accounting exercise for the going concern analysis given the liquidity available to us under the principal transaction aspect of the facility. Our near-term capital strategy is very focused, drive significant improvement in the cash burn by reducing CapEx, reducing inventory investment, improving margins and tempering new platform spending, work with the DOE to secure the DOE $1.6 billion project financing facility while developing complementary follow on project financing solutions, leverage the ATM facility as needed as we continue to develop the very debt solutions we are evaluating and continuing to develop debt opportunities.

The company has received and continues to receive many debt offers but they have not been for terms that are interesting to the company. Part of this was driven from the ongoing interest rate hikes. The ATM program coupled with reduced cash burn efforts puts us in a position to be more selective as we continue developing new solutions.

I'll now turn it back to Andy.

Andy Marsh

Well, thank you, everyone, and we're ready to take questions.

Operator

Thank you. We will now be conducting a question and answer session. If you'd like to be placed in the question queue, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two, if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing star, one. One moment please while we poll for questions.

Our first question today is coming from James West from Evercore ISI. Your line is now live.

James West

Hey. Good morning, Andy and Paul.

Andy Marsh

Good morning, James. I got Sanjay here also.

James West

Oh. Hey, Sanjay. Sorry. Good morning to you as well. The first question, and Paul, you alluded to a lot of this in your prepared comments, but the bridge kind of debt financing, we're at a point where cash has come down and there's a lot of concerns of course by the market. And I recognize the ATM should relieve a lot of that concern but does--I guess there's two parts to this. One, when should we think about your ability or your plans to announce some bridge type of financing here? And then two, does the ATM work--accounting wise, does that help secure the DOE loan? So, a lot to unpack, sorry.

Paul Middleton

That's okay. So I guess just answering the second question first. Obviously, us solving the going concern helps not only the DOE loan but helps other debt solutions as well. It helps in many, many ways. And so that is certainly significantly helpful. And the capacity of that facility, not to say we will use it all, but it's something that we can use ongoing as we move through the year to continue to address future liquidity solutions, while we chase and develop things like the DOE loan and other things.

First and foremost, our focus the last quarter was solving the going concern, which we have done. That helps tremendously with customers, vendors, other debt providers. We are still nurturing a number of different parties. Even as of last week, we get term sheets, and we're nurturing solutions. And so I would also say, we absolutely, as I mentioned, expect a significant reduction in the burn this year. We're sitting in a good position as we start the year. We're already seeing benefits of that in the first quarter. CapEx will come down tremendously. Inventory is a substantial asset that we can leverage and help reduce the burn in our working capital.

And all of those things, success begets success. And so we'll continue to--I think we'll have a number of new solutions we'll keep working through into the second quarter, and we'll keep you posted as those things unfold. But you will absolutely see a reduction in the burn, which sets the stage for us to continue finding better solutions as we move forward.

James West

Okay. Okay. Got it. And then maybe Andy or Sanjay, as you've addressed the new pricing with your customers, and I know I asked you this on your last call, and it was kind of early days there. And the discussions are never easy, of course, but how have they gone at this point? The pricing increases, have they been successful? Are you seeing the benefits of that? I guess, how is that all playing out in the market?

Andy Marsh

So James, as you mentioned, quoting me from the January call, it's never an easy discussion. But when we look at our customer base, we're through about half those discussions. And we've made good progress. I think you'll see the main benefits starting to flow through our financials in the second quarter. I want to point to two press releases from last week, where we announced new deals. Both of those deals, we were able to achieve our newer higher price structure, actually, after the initial negotiations with those customers. So it's never a panacea.

I would also say that we have seen some support on the supply side. Our partners in the industrial gas market, like Linde, have been helpful in helping us resolve some of these challenges. So I think you're seeing support on the pricing side, but also some support on the supply side. I had one of our largest suppliers tell me, the success in the future of the hydrogen market really is dependent upon what Plug has done. And so there are folks who are looking to find ways to help us, and I think in the second quarter, it'll become apparent.

James West

Well, maybe following up on that, Andy, the comment period for the guidance on 45V is in here. Curious what you're hearing from the U.S. government and representatives that you're obviously close to, particularly in New York State and West Virginia, on how the IRS guidance may change?

Andy Marsh

So James, the guidance has been--there were over 29-30,000 comments to the guidance. If I was going to take a step back and point to one comment that came actually from all seven hydrogen hubs, the hubs are very important to the DOE and the Biden Administration, and it is remarkable that all those hubs stood together and said that the guidances given will be very, very--will really slow the growth if they continue in place as they are. I've spent time on the hill with union leaders, with one union where there were 500,000 members of the union, CEOs from the nuclear power industry. And I think when we look at it, we would expect that nuclear and hydro, there will be reduced restrictions on those two.

I think you'll probably see that grandfathering, which would kill many financing options, probably will be lifted. I think something will happen on time matching, that I think a lot of folks--the wind and solar industry has been very aggressive. Folks on the hill will point me to, one, that many of these initial announcements from treasuries have been very strict and they have loosened up. And I think a perfect one is natural gas stoves, right, which were very, very restricted. I think you'll see changes and I think those changes will be positive for the industry, not perfect but positive.

James West

Got it. All right. Thanks Andy. Thanks, Paul. Thanks, guys.

Andy Marsh

Okay. Thanks, James.

Operator

Thank you. The next question is coming from Manav Gupta from UBS. Your line is now live.

Manav Gupta

Good morning, guys. One growth area where we're seeing a lot of exciting news, and I think you can have leverage and what's kind of missing from the earlier comments, was this entire AI driven data center's backup power. Obviously, you have contracts with Microsoft over there. Can you talk about how you can use your leverage your system and what you're seeing out there to kind of attack that market and grow in this backup power market, or even off the grid solutions for data centers and stuff?

Andy Marsh

So when you look at the three major data center operators, Plug is engaged, and planning. And I'm going to call them some initial deployment and tests with all. This won't be rapid during the next year or two, but certainly all of them because of the restrictions of diesel engines, because of, as you mentioned, you want to make sure you have continuous uptime, and look, Plug has developed the premier product. No one's going through all the requirements to be able to operate in a data center. The big challenge, and the one that we're working through, is making sure how you manage hydrogen and we've really--working with these customers to really use not only the product as a backup power system, but also to be able to do peak low shaving. And I think the combination of those two will really allow this market to grow.

I don't think it's a 2024 event. I think it could be a late 2025, event where you start seeing some deployments as a level of scale. But we've spent a lot of time, and we developed a rather comprehensive marketing approach with one of the leading firms, consulting firms in the world who knows more about hydrogen than anyone else. And they have told me that this is the market that ultimately will become our dominant market but it's going to take a bit.

Manav Gupta

Perfect, Andy. And just quick clarification here. On multiple calls and the last two times you have indicated that there were a whole bunch of unplanned outages within the hydrogen industry, which were restricting supply. Those were the headwinds to your third quarter margins. Those were also the headwinds for your fourth quarter margins. But you've also indicated that things are improving as we get into January, so should we assume that at least some of those unplanned downtimes are gone, and then your own supply is ramping up, so some of those shortfalls would be better addressed as we enter 2024?

Andy Marsh

The answer to your question is yes. If you look at the network at the moment, it has been stable throughout 2024. Our increased production, the rest of the network has been relatively stable. And I would think--I have not spent a minute in 2024 worrying about customers not receiving hydrogen, which is dramatically different what it was like in October, November, and in 2023.

Manav Gupta

Thank you, Andy. That's a positive to hear. Thank you.

Andy Marsh

You're welcome.

Operator

Thank you. Next question is coming from Craig Irwin from Plug Power. Your line is now live.

Andy Marsh

Good morning, Craig.

Craig Irwin

Morning, Andrew, and I'm from ROTH MKM.

Andy Marsh

I thought I hired you, Craig.

Craig Irwin

No. We've been friends a long time, Andy, but no.

Andy Marsh

I don't know how to take that, Craig.

Craig Irwin

No way. Let's stay friends. Let's stay friends. So Andy, there's obviously a really intense amount of interest out there about your ability to take your third-party hydrogen procurement cost and make that a customer cost, a direct customer cost while you bring online green hydrogen, which is obviously a much more compelling product to your customers and to Plug Power. So can you maybe give us a little bit more color on the underlying mix of contracts?

You said you've started roughly half the conversations. What's the average duration of the contracts that governs the pricing for your hydrogen supply agreements with these third-party customers? And do these come up annually? Do they come up typically on a mix every three years? How much flexibility do you have in there from the contractual position you have with people? And if we estimate simplistically that there was a burn of a couple hundred million last year from these underwater contracts, do you get through half of it? Do we see half of that burn eliminated? I mean, how should we look at it?

Andy Marsh

Craig, I'm going to turn that over to Sanjay, but I'll just add that there's been a recognition, and I mentioned this in my remarks, with some of our long term industrial gas partners like Linde, who have been helpful. And I'll let Sanjay go into more detail here on how we see this playing out during the next 12 to 18 months. Sanjay?

Sanjay Shrestha

Great. Thanks, Andy. Hey, Craig, how are you? So a couple of comments here, Craig, first, right, and I think let me just echo what Andy just mentioned here. There's been a lot of very constructive collaboration with our hydrogen third party suppliers. And when you think about our contracting structure with them, there are several, actually, as it stands today, there are several contracts that actually comes to an end by '26. There are several that comes to an end by '27. And if you actually take that into consideration--

Andy Marsh

And some that end this year and '25.

Sanjay Shrestha

Exactly. Right. And Craig, when you think about them, our internal production that is going to be up and running by the end of third quarter, including the Olin JV that actually covers as much as 85%. Now, having said that, our plan here is to continue to work with some of our industrial gas partners, make sure the pricing is improved, pricing is right, collaborate with also our customers. It's almost like a three way type of situation where we're trying to get that passed on to the customer. We're trying to get better pricing from our industrial gas customer, and then you blend in our lower cost production from Georgia, from Tennessee, from Louisiana. But I think as you really go to the second half of this year and Q4 this year, you will see a step change in our fuel cost and the overall margin profile driven by better pricing that Andy talked about, driven by potentially lower cost coming from our third-party supplier and add on top of that, our lower cost of production coming from our own internal facility. I think you will really see a step change as you think about Q3 and Q4 of this year from our fuel margin and cash burn associated with that business.

Craig Irwin

Excellent. Excellent. So that's a large piece of the equation that I really want to discuss, right? So last call, you mentioned that you have plans in place for a 70% reduction in cash needs in '24 versus what you saw in 2023. Obviously, right-sizing the hydrogen pricing, bringing online green hydrogen is an important piece of that. Can you maybe give us a little bit more color as far as working capital and how that contributes? And then the relative contribution from price increases and the--I know it's painful, but the headcount reductions that you've put in place?

Andy Marsh

Paul, do you want to take that one?

Paul Middleton

Yeah. And I think there's a couple of big numbers that make it, directionally, a little bit more easy to follow the math. If you look at CapEx last year of north of $650 million, this year, we're cutting that number. Right now, a tentative plan is $250 million. We're trying to even get that down. So that's a pretty substantial reduction in itself. And then if you look at inventory, last year, we grew it by roughly $400 million. Obviously, we're not going to do that this year. So that's a $400 million improvement on its own. In addition to that, we actually think we can reduce inventory, so that'll be a working capital positive. So could be $200 million, $300 million additional. So that's call it $700 million plus, $400, that's $1.1 billion, just those two events alone.

So obviously, we expect the results to get better, things like price increases, the cost reduction that Andy mentioned, the facility consolidations that we're working on, some of the streamlining of the processes. That'll help the operating burn as well, the fuel dynamics getting better on the industry availability in our own facilities. But the biggest contributors really come from that CapEx reduction and the inventory leverage, and so those will be tremendous. And as I mentioned, we're already seeing benefits to that in Q1, and we'll see it really grow very quickly as we move into the following quarters.

Craig Irwin

Okay. Excellent. Excellent. And then there's been some very active conversation out there about the requirements for NEPA, environmental compliance on the hydrogen plants that you're building. I know these are embedded pieces of the DOE loan process, but can you maybe update everyone on the overall loan process and how NEPA is included for qualification of sites to receive funding?

Andy Marsh

Yeah. So I'm going to turn it over to Sanjay. As I mentioned in my opening remarks, Craig, we expect conditional approval by the end of this month, if not sooner. But Sanjay, do you want to talk about the NEPA process?

Sanjay Shrestha

Sure. So Craig, I think the one that we're really very much focused on right now is our project in Texas, right? And one of the incremental benefits that we have there is, we have done a lot of work with the developer that we worked with getting that project to where it is right now. And there's a lot of work that was done in the past that we can leverage. And obviously, we're looking to actually get that process restarted here, which is a key, as you rightfully pointed out, in terms of the loan guarantee program, getting that environmental permit done. We have a team that is exclusively focused on that. And you've heard us say this before, right, that actually, especially in case of Texas, we believe that is going to be a relatively faster process, versus your standard terms that you hear about multiyear process of getting the NEPA approval done.

We actually believe that process is something that we should be able to wrap up here in Q2, certainly by the end of Q2, leveraging all the work that has been done. And given the timing of where we are with the loan guarantee program, timing of when we think we can get the NEPA done, we feel very good about really being able to collaborate with the Department of Energy, especially on a landmark project like Texas, where you are using wind power, right? It's going to be one of the largest liquid green hydrogen plant that actually matches everything that we're talking about in terms of additionality to all the renewable energy credits, to the PPA we have in place from the wind energy perspective. It's going to be our 120 megawatt electrolyzer, Plug's 45 tons liquefier, 15 and 30 and the first green hydrogen plant that probably has a lump sum, turnkey EPC contract.

So that's how we feel about it Craig and we feel pretty good about where we are with that process, what needs to be done, really leveraging all the work that has been done in the past, and that's really our primary focus right now.

Craig Irwin

Excellent. And then this is a question that I'm not sure you can answer, but I'm going to try for it anyway. It's top of mind for a lot of people, right? So this DOE loan can fund up to 80% of a project's costs. Can you maybe give us color or some sort of understanding as far as how close to this 80% number you think is rational for you to receive as far as total project costs? And then there's conversation out there, not just about retroactive spending, but about scope maybe being slightly wider, that some of the expenses that have been incurred as far as the development costs and other associated projects, might also see funding eligibility in some of these other loan packages. Is that a potential opportunity for Plug as you look to finalize terms with the Department of Energy?

Andy Marsh

So Craig, I'm going to let Paul take the first half and then let Sanjay take some of the second half here.

Sanjay Shrestha

You want to start, Paul?

Paul Middleton

Yeah. I guess I'm very confident and optimistic. And the reason why is because we've worked extensively with the DOE, really, the last year and a half. And we've looked at projects we've deployed. We've looked at projects that we're working on. We've used those as proxies to understand what we're doing and how we're doing it, and they serve as good baselines to really have gotten to the point we're at with structuring it the way we have and thinking about how this will work. And so I feel very good about that coming to fruition and being able to utilize the full 80%. And the understanding that we have with the DOE of how these programs work, and how the costs are sourced and how it applies, and so I feel really good about that. And Sanjay, I don't know if you--

Sanjay Shrestha

Yeah, and I think, Paul, you kind of captured it. Craig, I think, look, we're obviously going through final details here. And as you rightfully pointed out, probably don't want to get into too much more detail. But having said that, there's quite a bit of capital that have already been spent to get the project where it is right now. So I think we feel pretty good about our position of how much money has been spent, whether it's on development effort, whether it's on all the big procurement items that actually goes into getting this project built, right? So that scenario could unfold, as you pointed out here. But given that we're having all this in depth discussion at this point in time, and then getting into too much more detail than that, at this point in time is probably not something we would want to do. But understand your logic, get your point where you're coming from, and a lot of the money has been spent from our equity contribution perspective for that project in Texas, and we feel pretty good about our position there.

Craig Irwin

Great. Thanks, guys. Congrats on the progress here.

Andy Marsh

Thanks, Craig.

Operator

Thank you. Next question is coming from Bill Peterson from J.P. Morgan. Your line is now live.

Bill Peterson

Yeah. Hi, good morning, team. Thanks for taking the questions.

Andy Marsh

Good morning, Bill.

Bill Peterson

So if we think about 2024 revenue growth in the context of the focus on cash preservation, improving your equipment margins, service margins, and so forth, typically, you guys have discussed sort of a 1/3 first half, 2/3 second half, but again, thinking about the cost reduction efforts, pushing pricing, shifting away from PPAs, some business from '23 shifting to '24, how should we think about the revenue trajectories through the year starting with the first quarter that's more than halfway through now? And then if you can kind of discuss at a higher level, the breakouts in the larger buckets, materials handling, electrolyzers, which presumably would be back half weighted, especially in light of maybe more certainty around the IRA and so forth. But anything for the how to think about the revenue growth this year and trajectory would be helpful.

Andy Marsh

Bill, I'm going to let Paul take that one.

Paul Middleton

Yeah. I think both in terms of normal seasonality with material handling, as well as the scaling of even follow on and new projects, those factors will still keep us in that kind of the 1/3, 2/3 scenario in terms of the revenue for the year. We do expect overall, growth year over year. It'll probably be slightly tempered than that from years past, just given some of those dynamics or price increases, and not doing the PPA sale leaseback transactions and others.

But I think for the overall, in terms of the first half and second half, I think using traditional trends and percentages is probably good proxies. I think, overall, in terms of the sales mix, I'll talk at a more higher level. I mean, I think the energy technology section of the business, the whole swath of all of those things, probably be 60% of our sales, somewhere in that range. And I think that's a strong statement showing how that business is really ramping and growing. And I hope we're being conservative on the application side, because we do see a lot of opportunities.

And as Andy mentioned, even the programs that we've announced in the last week I think are fantastic signals of what our opportunities are there. And those are substantial markets. And we're seeing still a lot of interest and excitement there. So hopefully, we're being conservative, but I think as of we sit today, those are probably the proxies that I would give you to guide some of your thoughts on how that will play.

Bill Peterson

Okay. Thanks for that. And just as a snapshot, it's nice to see that Georgia is up and running and Tennessee, but what is the average output per day? I believe you talked about achieving 15 tons per day out of Georgia, but just trying to get a sense for how the operations are running, what the trajectory looks like looking ahead?

Andy Marsh

So Bill, we're fine tuning. We've produced 11 tons of the 15 out of Georgia. Tennessee is almost back to full production at 10, 11 tons per day. I expect by mid second quarter, we'll be putting out all 15 tons out of Georgia.

Bill Peterson

Okay. Thanks for that. And just one final, just sort of housekeeping. Last January update you talked about your current near-term unrestricted cash of above $100 million, what is the near term cash position today, if you're able to say?

Andy Marsh

Go ahead, Paul.

Paul Middleton

Yeah. I mean, it's probably north of 300, something in that range, plus or minus. I mean, the first couple months are very encouraging in terms of what we've seen in curtailing the spend. And we're laser focused on narrowing CapEx even further, and deferring when we can and doing all the things that we talked about to drive that down.

Bill Peterson

Great. Thanks for the all the color and insight. Thank you.

Andy Marsh

Thanks, Bill.

Operator

Thank you. Next question is coming from George Gianarikas from Canaccord Genuity. Your line is now live.

George Gianarikas

Hey. Good morning and thank you for taking my question.

Andy Marsh

Good morning, George.

George Gianarikas

So I have a sort of existential question. As you recover in 2024 and digest some of the new rules from Treasury, what sort of focus should we expect from Plug Power long-term? Which areas of the hydrogen market or geographies probably offer the best returns on capital as we focus beyond 2024? Thank you.

Andy Marsh

That's actually a good question, George. And I think what you'll see is that during the--and this is actually--we've been spending a lot of time on this issue. I think, through this decade, that the energy business with electrolyzers, as well as generation of hydrogen will probably represent 2/3 of our revenue during the rest of this decade. What we believe is that come 2030, what you're going to see is accelerated growth in our application business, especially our stationary products. And not to go way out there, George, but you said to me, existential, I think by '32, '33, applications will start probably dominating again, as more and more hydrogen is readily available.

I think during the next two to three years, when the energy sector, Europe will actually dominate our electrolyzers sales. And then ultimately, I think that on that energy sector, the U.S. and Europe will start balancing more out. And that would be kind of what our internal view is, as we look out through '35. But obviously, our crystal ball is much better for '24, '25, so it's the energy sector. It's Europe for electrolyzers. It's the U.S. for applications. I hoped that helped.

George Gianarikas

It did. Thank you. And maybe as a follow up, you announced I think about a week and a half ago, a contract to support a major U.S. auto OEM in material handling. Curious as to whether you can share any more detail. I think you mentioned the first quarter of '25, that'll be operational. Any additional detail? Thank you.

Andy Marsh

Yeah. It's a new customer. It's a U.S.-based customer. When we look at it, it is a perfect opportunity, because it's a campus which will include their suppliers, which also will be using hydrogen-based products, which will allow us to continue to grow. I hope during the coming quarters, we'll be able to tell you more, but it's a big deal. I think that there's almost a dozen hydrogen fueling stations inside the building, and this is pretty typical, how new buildings come up.

George, I think about BMW in Spartanburg where we started with about 75 products. And you'll have initial run of those products and testing during the end--in this case, at this project at the end of the year, which duplicates what we've seen elsewhere with new auto facilities, and then it could rapidly grow. At BMW, for example, I think we have over 600 fuel cells today. So I think what you'll see is this campus will continue to grow, and I think will become bigger than BMW ultimately, because of all the supplier base integrated there.

George Gianarikas

Great. Thank you so much.

Andy Marsh

You're welcome, George.

Operator

Thank you. Next question is coming from Skye Landon from Redburn Atlantic. Your line is now live.

Skye Landon

Hi. Thanks for taking my questions, all.

Andy Marsh

Good morning, Skye.

Skye Landon

Hi, Andy. In the base case, my first question is the 70% cash burn reduction guidance, does this assume any CapEx for new hydrogen projects in Texas or New York during 2024, or are these projects now in the base case of 2025 start? And then secondly, on the outlook for the electrolyzer business, when do you now expect to start seeing major projects reaching contracts ready stages? And when do you expect to see order flow coming in? I mean, we've got production auctions going on in Europe at the moment. Hopefully we'll get some clarification on the rules in the U.S., but I'd be interested to hear your take on whether this is a first half '24 or a second half '24 or a 2025 timing. Thank you.

Andy Marsh

I will let Sanjay take the electrolyzer first and then I'll turn it over to Paul for capital usage.

Sanjay Shrestha

Thank you, Andy. Hey, Skye. Again, on the electrolyzer side, right, so I'm sure all you guys saw, we announced that we actually did multiple basic engineering design package with some large customers in Europe in 2024. We have actually done a lot of those basic engineering design packages with customers throughout the world, if you would, even in 2023, right? So when you think about our book of business, or the work that we're doing within the basic engineering design package, that is actually approaching almost four gigawatt, when you really think about that. Now, some of these projects need to get to FID but we're working hand in hand with the customers helping them think through the design, helping them think through what's the optimal way to think about the plant build out, and that's where having built Georgia, having had 40 megawatt and the world's largest PEM electrolyzer in the Western Hemisphere actually goes a long way to support customers into thinking through that basic engineering design package as well.

Now, when it comes to the revenue, for 2024, we actually have a pretty robust backlog when you think about it, right? We have a lot of five megawatt projects already in the backlog. We also do have some large projects that we're already executing that's in the backlog. We do have one megawatt system in the backlog. So '24 is really about executing, really about delivering on that existing backlog and puts us in a really good position to be able to do a few things; one, convert the inventory into cash, this business is really going to be cash generation in 2024, as well as strive for top line growth.

Second piece you're going to see in 2024, as we execute in this backlog, margins will not be as great in Q1. It will improve in Q2, but margins as well as cash flow will again improve in the second half of the year, as you start to see costs going down, as you also start to see a higher price opportunity flow through that P&L. So for 2024, it's not so much about really going and winning more business, but we do feel pretty good about lots of these projects where we have done basic engineering design package on 100 megawatt plus project. That starts to actually become concrete. There's many projects going to FID by the middle of this year.

But let's be clear, right, real revenue opportunity on these large projects, whether it's in Europe, whether it's in U.S., whether it's in Australia, that is really going to be 2025 and beyond the opportunity, giving us a fantastic base of that backlog, very predictable revenue, very predictable margin. And in the near-term, even to support growth in 2025. We're also very focused on our five megawatt product line, both for U.S., as well as for Europe and that's where you will still see new book of business materialize for us supporting that growth in 2025. Again, we feel very good about cash generation, strong visibility. This year is really about executing on this existing backlog for us to give us a robust performance in the electrolyzer business in 2024. Paul?

Paul Middleton

Yeah, and I guess a couple things. One, on the hydrogen investments that we have in the current plan is predominantly the retention and finalization of the Georgia plant that we've completed. It's the funding for the Louisiana program we have with Olin, that we're developing and building, rolling out. And it's kind of residual projects that we had open at the end of last year that we're paying now for, given extended terms on some of the vendor programs.

On Texas and in New York, we already had spent a lot of money. We've kind of curtailed and tempered that in the near-term until we turn on the right financing solutions. But given the money that we've spent, that puts us in a good position that as we launch those, the new solution that we would launch would fund the majority if not all of the incremental spend. So as we turn it on in the second half and on into next year, we expect the majority of that to be covered with new financing.

Andy Marsh

We do have already, for example, in stock things like the rectifiers, Paul, as well as many of the electrolyzers, as well as the fact that liquefier is a Plug liquefier.

Paul Middleton

Storage, equipment. Yeah, there's a lot of things we already have.

Skye Landon

Perfect, great color. Thank you.

Andy Marsh

Eric, I think. Now I'm jumping ahead of you, Kevin, go ahead.

Operator

Before we do that, I just want to remind everyone that if you want to be placed into question queue, please press star, one, on your telephone keypad. Once again, that's star, one, to be placed in the question queue. Our next question is coming from Eric Stine from Craig-Hallum. Your line is now live.

Eric Stine

Good morning, everyone. Hey, I'll just stick with one here, towards the end of the call.

Andy Marsh

Good morning, Eric.

Eric Stine

Yeah. Good morning. Hey. So for '24, can appreciate not guiding given , the focus more on the cash side and the expense side. But just curious longer term, when you balance that versus so many commercial opportunities, what's going on with green hydrogen? When do you think that, what year is it, '25, is it '26, when you get back on that more traditional growth path, the one you've been on for several years growing at a pretty rapid clip?

Andy Marsh

I'm going to let Paul take that, Eric. But I think Paul said in his remarks, we didn't expect zero growth this year. That was part of Paul's remarks. And I think if I was going to separate out the energy business, we expect to grow healthy this year. There's always certain risks and timing in the project deployments. In the application business, I would expect that come '25, as we focused on getting our costs in line this year, but I would expect to '25, and I'm going to let Paul and I think he probably made reference to it in his comments, we would expect that things get looking back to traditional performance. But this year, I think in my opening comments, I really made it clear. We are looking to continue to expand and grow this business but at better pricing and better margins.

Paul, do you want to add?

Paul Middleton

Yeah. I think everything you said is right, Andy, and I guess one thing I would add is that we don't want to over promise anything this year. But I certainly hope and believe that there's lots of upside opportunity. So as we work through the year and position ourselves for 2025, we think there's definitely a chance that can--even though we're kind of tempering incremental growth, we think there's upside and certainly posturing towards even better growth as we move into '25.

Andy Marsh

So Eric, if I think about the electrolyzer business, nobody has a facility like we have. When you look about the ability to build plants and I think that Sanjay can tell you, for folks that we've been doing the design with, our talent in the Netherlands who have been deeply involved in this activity, really is well-respected. And so I believe we made the investments in the infrastructure to support large scale build outs, and that really puts us in a unique, strategic position versus the competition out there.

Eric Stine

Okay. That's helpful. Thanks.

Paul Middleton

All right.

Andy Marsh

Thanks, Eric.

Operator

Thank you. Next question is coming from Jordan Levy from Truist Securities. Your line is now live.

Jordan Levy

Hey, all. Appreciate all the details. Maybe just to go back to kind of that last comment on the electrolyzer side. I recognize you've kind of built up the scale for the long term here and it makes a lot of sense. But I'm just curious, as we think about going through this year, how do you--and maybe this is for Sanjay, how do you think about optimizing volumes coming out of that plant while you're trying to reduce inventories and sort of what is the right run rate at this point in time to balance that equation?

Sanjay Shrestha

Great question. That's something we've been spending obviously, a lot of time thinking through, right? So this year, again, it's really about executing on the backlog. And there is a lot of inventory already in house, right? We're going to make sure that we use through that. So this is really a focus on--just to think about it, right, we have quite a bit of five megawatt product that's already in the backlog, as I said. We have quite a bit of one megawatt product that's already in the backlog. And with some of the strategic partners, we also do some strategic stack sales, right?

So when you really think about it, this year is not about optimizing the capacity utilization, or the labor overhead, per se. It's really more about using what we've already bought, all the procurement that has been made to execute on this project, right? So the way you should think about it, is Q1 is going to start out somewhat similar to what the Q4 was like, but I think you'll see a step change in that revenue as you go into Q2, Q3, and Q4, number one. You will see cash generation out of this business in every single one of these quarters because we are burning through the existing inventory. And then you will actually see a step change not just in the revenue, but also in the margin, as you start to go into the second half of the year, as cost comes down, as we work on this new stack design that actually also allows us to lower the cost of that stack. That will start helping in Q3.

Then cash generation with the improved margin profile, we'll see a step change in Q3, another step change in Q4 as well for this year. So it's not about really needing to find more opportunity for electrolyzer business in 2024. It's really about working hand-in-hand with customer making sure that we go from what we refer to as the factory acceptance test when the unit goes to the site, when you got to do the site acceptance test. And we've actually been having a lot of wonderful collaboration with a lot of different customers. In some cases, things have been challenging, we're learning together, but I think we've come a long way here, which I think puts us in a pretty good position to deliver what is going to be a great cash generation and a really changing margin trajectory as you go through the year in this business.

That is not to say that we're not going to continue to do new bookings. You will see new bookings come in on our five megawatt product line, both for U.S. as well as Europe. That will support growth in 2025. And then just think about the opportunity that we have with this basic engineering design package approaching four gigawatt, that really puts us in a position where not just '25 but we're looking at very good backlog build going into '26 and beyond as well, making this a very stable, predictable, high margin as well as a cash generating business for us.

Jordan Levy

That's really helpful. Appreciate that. And then maybe just as a quick follow up, not to belabor the timing on the DOE here and I know there's only so much you guys can say, but I'm just trying to get a sense of kind of at this point in the cycle with the term sheet and all of that, is the ball sort of in the DOE's court at this point? Are you still at a point where you're in constant communication back and forth with them? I'm just curious to get where we are in the process.

Andy Marsh

So as I mentioned in my comments, we do expect--this is March and we do expect conditional approval by the end of this month. There'll be negotiations then. And I think our view is that by the end of the third quarter, it should be written, and it should be finalized.

Jordan Levy

Thanks for all the details.

Andy Marsh

Okay, Jordan.

Operator

Thank you. Next question today is coming from Sherif Elmaghrabi from BTIG. Your line is now live.

Sherif Elmaghrabi

Hey, thanks for squeezing me in.

Andy Marsh

Good morning, Sherif.

Sherif Elmaghrabi

Good morning, Andy. So I guess a bit of a nuanced question, but I noticed the average price for a fuel cell was significantly higher in Q4. So my question is, are we already seeing an impact from pricing efforts or is that still more of a '24 story, and this quarter may have just been a mixed shift to bigger fuel cells?

Paul Middleton

Yeah, in Q4, it was probably more mixed. We tend to sell a lot more class ones in Q4, often, so that helps in terms of the overall pricing structure. But I think as you look at '24, is when you'll see more of that impact and probably more so in Q2, as Andy alluded to.

Sherif Elmaghrabi

Okay. Got it. That's helpful color. Thank you.

Operator

Thank you. Next question is coming from Amit Dayal from H.C. Wainwright. Your line is now live.

Amit Dayal

Thank you. Good morning, everyone.

Andy Marsh

Good morning, Amit.

Amit Dayal

Hi, Andy. Just one quick one from me on the DOE loan, right? So given the focus on the operational and margin improvements versus aggressive sales growth for 2024, and based on just your comments a little bit earlier, should we assume that the 2024 execution plan is not really dependent on this coming through for you in 2024, this facility? That would help basically give us a sense of what the cash needs, just overall for the business that you can support with the available resources?

Andy Marsh

Yeah. So Amit, operationally, we're not dependent upon the DOE loan for '24. We will, once the DOE loan is finalized, move ahead more aggressively, especially in our Texas activity. And that because we've already made significant investments in Texas, we see opportunities to even have some capital come in from the DOE to support that activity. So we look at it--a lot of the--when you think about 80/20, we feel a good deal, for example, in Texas, we've already made the capital investments.

Amit Dayal

Understood, Andy. That's all I have. Thank you.

Andy Marsh

Okay. Thanks, Amit.

Operator

Thank you. Next question is coming from Ameet Thakkar from BMO Capital Markets. Your line is now live.

Ameet Thakkar

Hi. Good morning. Thanks for taking my question and thank you for all the detail--

Andy Marsh

Good morning.

Ameet Thakkar

Good morning. And thank you for all the detail on the cash burn. I guess, just from a starting point, what sort of kind of revenue in '24 and gross margin in '24 is that premised on?

Andy Marsh

Go ahead, Paul.

Paul Middleton

We haven't really given specific numbers. I guess, to be candid with you. I think what we've alluded to is that we definitely expect growth off of 2023. You'll definitely see growth off the revenue numbers and obviously, we're anticipating pretty significant improvement on the margin front, so that's where we stand.

Ameet Thakkar

Okay. And then since we're kind of waiting on the DOE coming forward with Texas and New York, I guess, is there any kind of impact to your fuel margins in '24, from any off takers that won't be getting fuel from those plants?

Andy Marsh

No. I'll let Sanjay take that. But no, that's not in the plan.

Sanjay Shrestha

No. I mean, we don't have any of the impact whatsoever in '24.

Ameet Thakkar

But there are off takers there from both those plants?

Sanjay Shrestha

Yeah. Again, I think the way we've been focused on it, right is, for example, I think this was a question we used to get a lot, how many off takers do you guys have in Georgia? And we've always said, for the reason to build Georgia was for us to really help the North American network. Second, really lower the cost more than really trying to optimize the price, right? So that's always been our focus. But when you think about our plant in Texas and New York, there's a lot of discussion. In the plant in Texas, there is some offtake, right, but that doesn't kick in, in 2024, which is why you should actually see no impact whatsoever from that.

Ameet Thakkar

Thank you.

Andy Marsh

Thank you, Ameet.

Operator

Thank you. Next question is coming from Dushyant Ailani from Jefferies. Your line is now live.

Dushyant Ailani

Hi. Thanks for squeezing me. I just had one quick question on the electrolyzer stacks, the cost cutting that you guys mentioned. Can you talk a little bit about where you're seeing those cost cuts? And yeah, maybe just walk us through that a little bit.

Andy Marsh

Yeah. So we mentioned cost cuts. It's really manufacturing process changes to allow the stack to be produced in a much simpler fashion. So I think if you've done a tour of a facility, it actually helps increase the time for manufacturing to stack and it's not dependent upon suppliers. And it's dependent upon process improvements that we've made, which really simplifies the stack, and has some really dramatic cost reductions on the level of materials we require, and the assembly technique.

Dushyant Ailani

Thank you.

Andy Marsh

You're welcome.

Operator

Thank you. Next question is coming from Andrew Percoco from Morgan Stanley. Your line is now live.

Andrew Percoco

Hey. Thanks so much for taking the question, squeezing me in.

Andy Marsh

Good morning, Andrew.

Andrew Percoco

Good morning, Andy. How are you?

Andy Marsh

Okay.

Andrew Percoco

Great. Well, just maybe start out with a housekeeping item. Product gross margins in the fourth quarter came down quite a bit. Was there any non-cash impact embedded in that number in the fourth quarter? And then I have a follow up after that.

Andy Marsh

Go ahead, Paul.

Paul Middleton

Yeah, there was probably, I'm going to estimate roughly $60 million or so non-cash evaluation adjustments. That's a GAAP basis. Obviously, we still have those assets, and our intentions are to leverage them into cash in 2024, so that was part of it. And then the other part was lower absorption. On the equipment side, when you have that dynamic, that affects equipment margins. And as we've announced, a lot of those restructuring activities actually were specifically targeted towards labor and overhead in the production activities. And so that should yield benefits as we move into '24. So I guess those are some of the key things in relation to your question on equipment margins.

Andrew Percoco

Got it. Okay. That's helpful. And then as my follow up, and I think most of my other questions related to kind of cash flow and balance sheet dynamics have been answered, so I'll just maybe shift to a longer term question on the PPA environment. I think, as others have already noted on the call, there's a lot of demand for clean electricity, AI data centers, other electrification efforts. And I think what you're seeing across the developer landscape is that returns are actually increasing, in some cases, PPA prices are increasing as a result.

What does that mean for the unit economics of your business beyond 2024 and 2025? I know you've secured a lot of your PPAs for the plant that you're working on today, but do the unit economics and green hydrogen in the U.S. work if PPA prices don't fall from here?

Sanjay Shrestha

Hi, Andrew. Maybe, Andy, I can take that one.

Andy Marsh

Yeah. Go ahead, Sanjay.

Sanjay Shrestha

So Andrew, I think we're glad that we've secured the PPA pricing in Texas, as you know, right? And I think even in Georgia, given I think how we have that deal with sort of the overall natural gas price market dynamics that power pricing is playing out pretty well in our favor as well. Right? So we have some other discussion where power prices are going to actually remain pretty attractive in some of the even other development effort we still have going on. Obviously, the focus here is, as we've already talked about what we're trying to do in '23, our prioritizing two key projects here and then you really think about all this in the second half of 2025.

Having said that, we've always said, right, as long as the power prices stay between that $30 to $40 a megawatt hour level, all in, fully loaded, green hydrogen economics work. And look, I think, Andrew, we've all been through this cyclicality of the power market, right, where the rates impacts have had impact from the levelized cost of electricity. But directionally, we believe that the power prices, in any given year, it could go up, any given year, it could go down, but directionally, our view still remains that the power prices probably will continue to go down. But does it have to go down dramatically from this level here for the green hydrogen economics to make sense in the U.S., probably not. That's number one.

And number two, we also have been very thoughtful about really being in the right location, right opportunity set, as we think about some of this green hydrogen opportunity also in Europe as well, where we can leverage low cost hydro, complementing that with low cost renewable electricity. So look, and if there is any relief from the inflationary environment, if anything, you will probably start to see the cost for the wind turbine also go down at some point. That should have a benefit. And that, hopefully, is enough to offset the rise in the interest rate environment and the return hurdle that some of these developers are looking for. Right?

So we really don't need the price to go down a lot, but again, our sort of working view at this point in time is when you really think another five years out, directionally, levelized cost of renewable electricity should still continue to go down, but certainly not at the rate that we've seen in the last 10 years.

Andy Marsh

Yeah. And Andrew, I would just add that, to the bigger picture, I mentioned work we've done with the leading consulting firm for hydrogen, and they'll tell you, they expect in the U.S. at least 50% of hydrogen will be green in 2030. And as you know, in Europe, they have very, very stringent goals where I think the number is 43% by 2030 has to be green. So there are other dynamics that come into play.

Andrew Percoco

Great. Thanks so much.

Andy Marsh

Okay. Thanks, Andrew.

Operator

Thank you. Next question is coming from Kashy Harrison from Piper Sandler. Your line is now live.

Kashy Harrison

Good morning, everyone. And appreciate you getting me on the call here.

Andy Marsh

Good morning, Kashy.

Kashy Harrison

Good morning, Andy. So I guess my first one, you're highlighting $75 million of expected savings in 2024. And I fully appreciate that reductions are extremely difficult for the people involved, so not not trying to--basically what I'm asking is, why aren't you cutting something more aggressive? Why aren't you targeting something more aggressive? Because your OpEx at this point is 42% of revenue, and that's up from 22% in 2019. And so why aren't you trying to cut OpEx in half this year?

Andy Marsh

I think, Kashy, because it may look good for some folks in 2024, but it'll be a huge mistake in 2028. Those same folks are critical for us to achieving the gross margin targets. Those same folks are critical for improving our customer experience. Those same folks are important to building out plants like Texas. We've modeled this so that the company can become operational and cash flow positive in '25, but what was that chainsaw guy, chainsaw Jack? I don't think he'd built great businesses. And business is much more than the Excel spreadsheet that you put in front of yourself.

Kashy Harrison

Okay. Fair enough. And then my follow up question, maybe a bit more mechanical in nature, can you walk us through how the change from sale leasebacks to direct purchase works with the customers within material handling? I think there was a comment in the K that now the customers are dealing directly with the banks. And so I was wondering if you could just help us think through exactly how the sales process works today versus how it did prior. Thank you.

Paul Middleton

Yeah. So I guess as a preface, that industry, a lot of customers like to lease their assets solutions, and so they lease their tractor trailers, they lease their forklifts, they lease their racking equipment. It's just the way they like to access that market. Historically, we've offered both options. We've offered customers the ability to buy the equipment, and some do that. And then we've offered options, we lease it to them. Because it's eligible for investment tax credits, it has been a bit more challenging to monetize those benefits when we offer that leasing solution, and it's limited in terms of the banks and participants you can go to.

So historically, for those customers, they would subscribe to it, and we would deploy it, and then we would take that, package that up and sell it to a bank and then monetize the benefits. Because where we are in the maturity curve, we've had to use a lot of the cash in those transactions to kind of back the investment tax credit aspects. And so going forward, those customers will probably still lease the solutions, but we've been pushing them towards working with the banks themselves, and us being more of the middleman to facilitate that. And I would just add that when we started early on, another dynamic was that it was newer technology, so it also kind of made banks--banks don't like new things. They like things that have been around for 100 years and they can go to the book and open up and turn to the section for cars or trucks, or forklifts, and there hasn't been a fuel cell section.

The fact that we've been doing this for 10 years and as broadly as we have, and there's so many banks that are involved now, the comfort level with the customers and the banks on this technology is substantially broader and more understood, and so that makes it easier. And we've built a fairly big portfolio of banks that we can now work with. And so now, when we put the customers to those banks, it becomes a much easier conversation for them to put those programs in place. And so that's what we're working towards, is that we're no longer the middleman, that we're just the facilitator and we still treat it as a CapEx sale, for us whether the customer’s buying it, or they're having their bank, buy and lease it to them. And that's what we're pushing for.

Kashy Harrison

Appreciate it. Thank you.

Operator

Thank you. We have reached the end of our question and answer session. I'd like to turn the floor back over to Andy for any further closing comments.

Andy Marsh

Thank you, Kevin. And I just want to reiterate a sentence or two from my opening statement. As the company moves into 2024, we're focused on fortifying our financial foundation, but also sustaining continual expansion. Now, we are resolved to propel the hydrogen economy, but it's also matched by our strategic shift towards capitalizing on existing investments and a cautious approach to cash management. And this is, and let me be clear, it sets the stage for persistent growth and innovation. I thank everyone for the time today and looking forward to talk to many of you over the next month. Have a good day.

Operator

Thank you. That does conclude today's teleconference webcast. You may disconnect your line at this time and have a wonderful day. We thank you for your participation today.